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                                                                    EXHIBIT 10.5
                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of this day of December, 1997, effective as of February 9, 1998 (the "Effective Date") by and between Physician Partners, Inc., a Delaware corporation (the "Company"), and Kerry Barnett (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, the Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

        WHEREAS, Executive is an experienced business manager who is capable of being the senior executive of a medical group such as HealthFirst, P.C. (the "Medical Group");

        WHEREAS, Company is a physician practice management company experienced in management of medical practices such as Medical Group;

        WHEREAS, Company wishes to employ Executive to oversee the operations of Medical Group as part of the management of the practice of Medical group by Company; and

        WHEREAS, Executive and Company deem it to be in their respective best interests to enter into an agreement to set forth the terms and conditions of he employment of Executive after the Effective Date;

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows:

        1. Duties. The Company hereby agrees to employ Executive as CEO of HealthFirst Medical Group for the "Term of Employment" (as herein defined). Executive in this capacity agrees to use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company. During the Term of Employment, Executive shall also perform such other duties consistent with the office held by Executive as may be reasonably assigned to him from time to time by the Board of Directors of the Company, and will devote substantial time and attention to such duties, except while on sick leave, reasonable vacations, and excused leaves of absence. During such period, Executive may also be required to perform services for one or more affiliates of the Company.

        2. Compensation.

               (a) Base Salary. Beginning on the Effective Date Company agrees to pay to Executive base salary at an annual rate of One Hundred Fifty-Eight Thousand Dollars ($158,000) payable in regular installments in accordance with the Company's normal payroll procedures (the "Base Salary"). Executive's Base Salary may be increased from time to time at the discretion of the Chief Executive Officer of the Company.



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               (b) Annual Incentive. Effective on the Effective Date, Executive
will be eligible to participate in the Company's annual management incentive plan (or such other incentive plan established in place of the Company's annual management incentive plan). The actual amount of the annual bonus award, if any, for a fiscal year shall be dependent upon the achievement of certain financial standards of performance for the operations of Medical Group, the achievement of certain non-financial objectives mutually agreed upon by Executive and the Company at the beginning of the fiscal year and a discretionary component for performance above targets. For the 1998 fiscal year, the incentive standards and target goals for Executive shall be mutually agreed upon by Executive and the Company and submitted to the Compensation Committee of the Board of Directors (the "Committee") within sixty (60) days after the Effective Date (and when approved shall be included as Exhibit A of this Agreement) and Executive shall be entitled to receive a bonus award not less than Thirty-two thousand dollars ($32,000) assuming achievement of the agreed upon financial standards of performance (as determined based on the approved Medical Group operating budget) and 100% of the agreed upon non-financial objectives. No bonus award for the 1998 fiscal year shall be awarded if Executive fails to achieve at least 85% of the agreed upon non-financial objectives. The Company will review Executive's performance from time to time and assuming satisfactory performance, additional bonus awards as the Company may determine in its sole discretion may be made.

               (c) Long-Term Incentives. As soon as practicable after the date hereof and upon the execution of a Stock Option Agreement by Executive, Executive shall be granted an option to purchase 10,000 shares of Class A Common Stock of the Company at Eight Dollars ($8.00) per share subject to the terms and conditions of (the PPI Employee Stock Option Plan-Exhibit B to this Agreement). The option shall vest and become exercisable with respect to twenty percent (20%) of the shares subject to the option as of each of the first through fifth anniversaries of the Effective Date, provided that Executive is still employed on each such anniversary. The Committee will review Executive's performance from time to time and assuming satisfactory performance, may make additional awards of long term incentives in such form and in such amounts as the Committee may determine in its sole discretion.

        3. Benefits. During the Term of Employment:

               (a) The Company shall furnish Executive with, and Executive shall be allowed full use of, office facilities, automobiles, secretarial and clerical assistance, and other Company property and services of a quality, nature and to the extent made available to senior executive employees of the Company from time to time;

               (b) Executive shall be eligible to participate in life, health, long-term disability insurance and severance programs, stock purchase programs, stock option plans, qualified and non-qualified pension and retirement plans, incentive compensation programs and other fringe benefit programs, if any, available to other senior executive employees of the Company (a copy of the 1998 benefit plan is attached as Exhibit C of this Agreement);

               (c) Executive shall be allowed 4 weeks of vacation and paid leaves of absence on the same basis as other senior executive employees of the Company; and


               (d) Company will reimburse Executive for reasonable business expenses in performing Executive's duties and promoting the business of the Company, including, without limitation, reasonable business expenses, entertaining expenses, automobile



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expenses, and travel and lodging, when incurred. The cost of these items shall be borne by the Company upon presentation of an itemized expense voucher.

        4. Term of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending three (3) years from the Employment Date. The Company shall provide Executive with at least ninety (90) days notice of its intent not to renew this Agreement. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

               (a) Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may at any time terminate Executive's employment with the Company. In the event of such termination, Executive shall be entitled to receive his Base Salary (at the rate in effect immediately prior to such notice) during the period commencing on the effective date of such termination and ending on the six (6) month anniversary of such date (the "Severance Period") as though Executive's employment had continued during the Severance Period. Executive shall also be entitled to continue to be covered by all medical, health and accident and disability insurance, at the same coverage level maintained for Executive's benefit immediately prior to the date of Executive's termination, until the end of the Severance Period. In the event Executive is ineligible under the terms of such insurance to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide the Executive with a lump sum payment equal to the agreed upon present value of the continuation of such insurance coverages to which Executive is entitled under this section 4(a).

               (b) Termination for Cause. The Company shall have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). For purposes of this Agreement, Cause shall mean:

                      (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates thereof or an act contrary to their best interests;

                      (ii) failure to render services in accordance with the terms of this Agreement and in a manner that meets the performance standards mutually agreed upon between Executive and the Chief Executive Officer of the Company, provided that (A) a demand for performance of services had been delivered to the Executive by the Chief Executive Officer of the Company at least thirty (30) days prior to termination identifying the manner in which such Chief Executive Officer believes that the Executive has failed to perform and
(B) the Executive has thereafter failed to remedy such failure to perform;





                      (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company;

                      (iv) conviction of or plea of guilty or nolo contendere to a felony; or


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                      (v) failure to comply with the Corporate Code of Conduct
established by the Company and attached hereto as Exhibit D, as such Corporate Code of Conduct is modified from time to time by the Company.

If Company terminates Executive's employment for any of the reasons set forth in this section 4(b), Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

               (c) Termination on Account of Death. In the event of Executive's death while in the employ of the Company, the Company shall pay to the Executive's Designated Beneficiaries (as defined below) one hundred percent (100%) of Executive's Base Salary as in effect immediately prior to Executive's death, payable to Executive's Designated Beneficiary at the beginning of each month for a period of six (6) months following Executive's death or until the end of the Term of Employment, whichever is sooner. Alternatively, the Company may provide key man life insurance covering Administrator providing amounts to the Designated Beneficiaries equivalent to those specified in the previous sentence.

               (d) Voluntary Termination by Executive. In the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligations hereunder from and after the effective date of such termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

        5. Designated Beneficiary. In the event of the death of Executive while in the employ of the company, or at any time thereafter during which amounts remain payable to the Executive under Section 4(a) or (c) hereof, such payments shall thereafter be made to such person or persons as the Executive may specifically designate (successively or contingently) to receive payments under this Agreement following the Executive's death by filing a written beneficiary designation with the Company during the Executive's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by the Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amount payable under this Agreement shall be paid to the Executive's estate.



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        6. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

               (a) The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

               (b) Except as provided in Section 5, this Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between them concerning the Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument executed by each of the parties hereto.

               (c) If any provisions of this Agreement or any portion hereof is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

               (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, except to the extent governed by federal law.

               (e) All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

               (f) This Agreement shall be binding upon and inure to the benefit of the Successors and assigns of the Company. The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

               (g) Except as otherwise provided in Section 4(b) hereof, in the event of any dispute between the Company and the Executive with respect to any of the provisions of this Agreement, the Company and the Executive agree that either party may request that the dispute be resolved by submitting the issue to arbitration or such other form of alternative dispute resolution as the parties may agree upon (collectively, "Alternative Dispute Resolution"). The parties expressly agree and acknowledge, however that, except as otherwise provided in
Section 4(b) hereof, nothing in this Agreement (whether express or implied) shall under any circumstances require either party to consent to Alternative Dispute Resolution.

               (h) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, without limitation, any Company sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans and agreements.


               (i) The Company shall, to the maximum extent permitted by law, indemnify Executive against expenses (including, without limitation, reasonable attorneys' fees),


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judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that Executive is or was an employee, officer, or agent of the Company. The Company shall advance to Executive expenses incurred in defending any such proceedings to the maximum extent permitted by law. The Company's obligations under this provision shall not cease upon termination of this Agreement.

               (j) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.


PHYSICIAN PARTNERS, INC.


By______________________________
    David M. Goldberg,
    President


Executive:

By:__________________________
      Kerry Barnett


AGREED AND ACKNOWLEDGED:

HealthFirst, P.C.

By: _______________________
      David L. Perry, M.D.
      President


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